Exhibit 99.2

AmperCap Acquisition Company Completes its $125,000,000 Initial Public Offering

NEW YORK, NY, June 4, 2026 (GLOBE NEWSWIRE) – AmperCap Acquisition Company (the “Company”) announced today the closing of its initial public offering of 12,500,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $125,000,000. Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $126,250,000 was placed in a trust account of the Company.

The Company’s units began trading on June 3, 2026 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “APMCU.” Each unit consists of one ordinary share of the Company and one right to receive one-tenth (1/10) of one ordinary share upon the consummation of the Company’s initial business combination. Once the securities constituting the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “APMC” and “APMCR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry. The Company’s primary focus, however, will be on middle-market companies in or with strategic ties to the United States and Mexico, with scalable business models, solid fundamentals, and clear opportunities to accelerate growth through strategic and financial support. The Company’s management team is led by its Co-Chief Executive Officers, Alberto Gutierrez Pier, and Harish Dadoo Gonzalez, who is also the Company’s Chief Financial Officer. The board of directors also includes Luis Pena Kegel, John Salemi, and Alberto Flores Ibarrola.

EarlyBirdCapital, Inc. acted as lead book-running manager for the offering. Clear Street LLC acted as co-manager. The Company has granted the underwriters a 45 day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 2, 2026. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attention: Syndicate Department, or by telephone at 212-661-0200.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

AmperCap Acquisition Company
12 East 49th Street, 18th Floor

New York, NY 10017

Attn: Harish Dadoo Gonzalez

harish@ampercap.com